    As filed with the Securities and Exchange Commission on January 19, 2000
                                              Registration No. 333-_____________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          -----------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          -----------------------------

                           INSCI-STATEMENTS.COM, CORP.
             (Exact name of Registrant as specified in its charter)

         DELAWARE                           7373                  06-1302773
     (State or other                  (Primary Standard       (I.R.S. Employer
Jurisdiction of incorporation    Industrial Classification   Identification No.)
     or organization)                    Code Number)

         Two Westborough Business Park, Westborough, Massachusetts 01581
                                 (508) 870-4000
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                         ------------------------------

                                Dr. E. Ted Prince
                Chairman of the Board and Chief Executive Officer
                           insci-statements.com, corp.
         Two Westborough Business Park, Westborough, Massachusetts 01581
                                 (508) 870-4000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         ------------------------------

                          Copies of Communications to:
                             Joseph A. Baratta, Esq.
                               Baratta & Goldstein
                   597 Fifth Avenue, New York, New York 10017
                                 (212) 750-9700

                         ------------------------------

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this Form are being offered pursuant to dividend or interest investment plans, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

                                      Proposed      Proposed
Title of                              Maximum       Maximum
each class of                         Offering      Aggregate      Amount of
Securities To      Amount to be       Price Per     Offering       registration
be Registered      registered         Share (1)     Price          fee

Common Stock,
par value $.01
per share           1,283,612 shares  $6.125        $7,862,123.50  $2,319.33

1. Based on the average high and low trading price on the Nasdaq SmallCap Market on January 18, 2000. Estimated pursuant to Rule 457 under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

-------------------------------------------------------------------------------

    The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
    Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission (SEC), acting pursuant to said Section 8(a), may determine.

    Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the SEC. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                           INSCI-STATEMENTS.COM, CORP.
                                1,283,612 SHARES

                                  COMMON STOCK
                           (PAR VALUE $0.01 PER SHARE)

      The Prospectus relates to the offering for resale of the shares of common stock par value $0.01 per share, of insci-statements.com, corp., a Delaware corporation. On December 17, 1999, insci-statements.com, corp. issued 802,676 shares of common stock and a warrant to purchase 280,936 shares of its common stock to The Tail Wind Fund Ltd., a Bahamian corporation in a transaction exempt from the registration requirements of the Securities Act of 1933. insci-statements.com has agreed to register the shares pursuant to a registration rights agreement dated December 17, 1999 between insci-statements.com and Tail Wind. Additionally included in this Prospectus are a total of 200,000 shares of insci-statements.com common stock underlying two warrants issued to Auerbach, Pollak & Richardson, Inc. on April 22, 1999 in consideration for general investment banking and financial advisor services.

      The selling stockholders may offer and sell the shares from time to time pursuant to this prospectus. The term selling stockholders refers to Tail Wind and Auerbach, Pollak & Richardson, together with transferees, pledgees, donees, successors or assigns, and any other person who becomes a party to or agrees to be bound by the agreements with insci-statements.com. The offered shares may be offered and sold by the selling stockholders from time to time directly to purchasers or through underwriters, broker/dealers or agents at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. See "Plan of Distribution" and "Selling Stockholders." If required, the names of any underwriters, broker/dealers or agents, any discounts, commissions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers will be set forth in an accompanying supplement to this prospectus. If The Tail Wind warrant to purchase 280,936 shares of common stock is exercised or converted, we will receive the exercise price of $4.30 for each warrant share exercised or converted. The two warrants issued to Auerbach, Pollak & Richardson each are exercisable or convertible for 100,000 shares of common stock. If the first Auerbach, Pollak & Richardson warrant is exercised, we will receive an exercise price of $3.00 for each warrant share. If the second Auerbach, Pollak & Richardson warrant is exercised, we will receive $4.00 for each warrant share. The selling stockholders will receive all of the net proceeds from the sale of the offered shares and will pay all underwriting discounts and selling commissions, if any, applicable to any sale. We are responsible for payment of all other expenses incident to the offer and sale of the offered shares. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of offered shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profits on the sale of offered shares by any selling stockholder and any discounts, commissions, concessions or other compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.

      Prospective investors should carefully consider the matters discussed under the caption "Risk Factors" commencing on Page 5.

      insci-statements.com, corp.'s common stock is listed on the Nasdaq SmallCap Market under the symbol "INSI" and on The Boston Stock Exchange under the symbol "INSCI".

      Neither the SEC nor any state securities commission has approved or disapproved of these shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                      The date of this prospectus is January 19, 2000.

                                TABLE OF CONTENTS


                                                                          Page


WHERE YOU CAN FIND MORE INFORMATION .......................................   1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ...........................   1

FORWARD-LOOKING STATEMENTS ................................................   2

PROSPECTUS SUMMARY ........................................................   2

RISK FACTORS ..............................................................   5

USE OF PROCEEDS ...........................................................   9

DIVIDEND POLICY ...........................................................   9

DESCRIPTION OF CAPITAL STOCK ..............................................  10

SELLING STOCKHOLDERS ......................................................  12

PLAN OF DISTRIBUTION ......................................................  13

LEGAL MATTERS .............................................................  14

EXPERTS ...................................................................  14

    -------------------------------------------------------------------------

      This prospectus includes or incorporates by reference various trademarks and service marks owned or licensed by insci-statments.com, corp.

                       WHERE YOU CAN FIND MORE INFORMATION

      insci-statments.com, corp. is subject to the informational requirements of the Securities Exchange Act of 1934, and files annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statement or other information on file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee by writing to the SEC. In addition, you can inspect reports, proxy statements and other information concerning insci-statements.com at the offices of NASDAQ, 1735 "K" Street, N.W., Washington, D.C. 20006-1500.

      insci-statements.com has filed with the SEC a registration statement on Form S-3. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any of our contracts or other documents, these references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may review a copy of the registration statement and the exhibits at the SEC's public reference room in Washington, D.C. at the above location and at the SEC's regional offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. insci-statements.com's SEC filings and the registration statement can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of securities under this prospectus is terminated.

      The following documents are incorporated by reference into this prospectus:

      (1) Our Annual Report on Form 10-KSB for the fiscal year ended March 31, 1999.

      (2) Our Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1999.

      (3) Our Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1999.

      (4) Our Current Report on Form 8-K filed with the SEC on December 6, 1999.

      (5) Our Current Report on Form 8-K filed with the SEC on December 27,
1999.

      (6) Our Current Report on Form 8-K filed with the SEC on January 4, 2000.

      (7) Our Current Report on Form 8-K filed with the SEC on January 4, 2000.

      (8) Our Current Report on Form 8-K/A (No.1) filed with the SEC on January 12, 2000.

      (9) Our Proxy Statements in connection with our 1999 Annual Meeting of Shareowners held on November 9, 1999.

      (10) The description of the common stock set forth in our registration statement on Form S-1 which became effective on October 6, 1997.

      (11) All other reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act since January 19, 2000 and prior to the termination of this offering of the shares offered by this prospectus.

      Information incorporated by reference is considered to be part of this prospectus. Any statement contained in a document incorporated by reference in this prospectus will be modified or superseded to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, in its unmodified from, to constitute a part of this prospectus.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                                insci-statements. com, corp.
                                Two Westborough Business Park
                                Westborough, Massachusetts 01581
                                Attention: Roger Kuhn, Chief Financial Officer Telephone number: (508) 870-4000

                           FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements. Words such as "anticipates", "plans", "estimates", "expects", "believes", and similar expressions as used in this prospectus in connection with insci-statements.com or our management, are intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. However, our actual results, performance, or achievements may materially differ from those expressed in the forward-looking statements. Please see "Risk Factors" for a more detailed description of those conditions and events that could cause our results to differ.

      We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.


                               PROSPECTUS SUMMARY

      The following information is qualified in its entirety by the more detailed financial and other information appearing elsewhere in this prospectus and in the documents incorporated by reference in this prospectus.

                                   OUR COMPANY

      We develop enterprise level software for Internet access and viewing as well as the digital archiving and distribution of production print documents. We participate in the high growth electronic bill presentment and payment market, and are moving to an Internet based portal model of doing business in the area of e-commerce and integration of electronic printing over the Internet. We currently market a family of integrated document management software products designed to meet the enterprise-wide needs of organizations, which rely on a large quantity of computer-generated documents in their business. We provide our customers with the ability to electronically capture and store computer output and source documents and to enable access and delivery of these documents electronically or via reprints in a way that lowers cost, improves quality, and service and provides greater competitive advantage. We market our products in more than 40 countries through a combination of direct sales and reseller channels.

We have recently focused our attention in four areas:

o expansion of the functionality and performance of our existing Unix based products,

o development of our core technology products to operate on the Windows NT platform,

o   expansion of indirect sales channels, and

o   expansion of our services infrastructure.

In the past two years, we have added six new software products:

o   WebCOINS, an Internet product;

o   COINSflow, a workflow product;

o   Advanced COINSCAN, an imaging product;

o   Advanced COINSERV, a document archive and retrieval product;

o   COINS Demander, a database interface; and

o   Setup Expert, an application set up interface.

      We also released COINSERV for Windows NT, an electronic digital document repository with Internet access and integrated imaging and workflow. This software product can archive and retrieve high volumes of documents operating on the NT platform. The market for our products is organizations that require the electronic availability of customer-facing documents, source documents and reports.

      Customer-facing documents vary from industry to industry but generally include invoices, statements, purchase orders, bills, policies, and transaction confirmation documents which are produced in high volume on high-speed printers. They require electronic indexing and storage to allow retrieval and viewing for customer support functions and to satisfy regulatory archiving requirements.

      Source documents include new account applications, signature cards, purchase orders, signed bills of lading, insurance claim forms, and other paper-based documents which, through the use of our products can be electronically captured, indexed, stored, routed and displayed in support of the process. The result of putting these document types in electronic form is improved efficiency, cost reduction, and ability of an organization to more effectively serve its internal and external customers.

      Electronic commerce is rapidly becoming a market requirement. New capabilities such as electronic bill presentment, customer access to statements and bills and integrated invoicing and marketing extend the value of conventional printing and distribution of customer-facing documents. Our products deliver the capability for document-enabled electronic commerce.

      We offer numerous services including software installation, training, software maintenance, support and systems integration. Our advanced systems integration services division works with our customers to integrate these various technologies into existing technical environments to leverage investments in technology.

      Our current business strategy is to develop and provide document management solutions in a fully integrated and customized manner that enables customers to improve their business process and competitive position.

                                  THE OFFERING

      The following is a brief summary of the terms of this offering.

Common Stock Offered ...........   1,283,612 (1) shares of common stock $.01 par
                                   value per share

Use of Proceeds ................   insci-statements.com, corp. will not receive
                                   any proceeds from the sale by the selling stockholders of the offered shares.

Registration Agreement .........   insci-statements.com, corp. has agreed to use
                                   its best efforts to keep effective a
                                   registration statement of which this
                                   prospectus forms a part covering resales of the offered shares for a period commencing on the date on which this registration statement becomes effective and ending on December 17, 2004, or an earlier date on which all of the offered shares have been sold or cease to be registerable.

(1) Assumes the exercise of warrant shares issued to Tail Wind on December 17, 1999 and the exercise of the warrant shares issued to Auerbach, Pollak & Richardson on April 22, 1999.




                    The Remainder of This Page Intentionally Left Blank

                                  RISK FACTORS

      The statements in this prospectus that are not descriptions of historical facts may be forward-looking statements that are subject to risks and uncertainties. In particular, statements in this prospectus, that state our intention, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are "forward-looking statements". Forward-looking statements are subject to risks, uncertainties and other factors, including, but not limited to, those identified under "Risk Factors", those described in our Annual and Quarterly Reports incorporated by reference in this prospectus as well as general economic conditions, any one or more of which could cause actual results to differ materially from those stated in such statements.

      An investment in our common stock involves a high degree of risk. You should consider carefully, along with other factors, the following risks and consult with your own legal, tax and financial advisors.

WE HAVE A HISTORY OF LOSSES.

      We have had losses since our organization in 1989. For the fiscal year ended March 31, 1999, we had a net loss of approximately $451,000 or $0.16 per share. For the fiscal years ended March 31, 1998 and 1997, we had net losses of approximately $2,543,000 or $0.73 per share, and approximately $936,000 or $0.62 per share, respectively. Our revenues and results of operations fluctuate as a result of a variety of factors some of which include the amount of revenue generated from our alliances with other companies selling our products; the length of the sales cycle for our products; demand for our products; the introduction of new products and product enhancements by us or our competitors, among other factors.

WE ARE EMPLOYING A NEW BUSINESS STRATEGY WHICH CARRIES A SUBSTANTIAL DEGREE OF RISK.

      We have recently changed our company name to reflect our new web-based business model. We have elected to pursue a new business model which focuses on the Electronic Commerce Market. Specifically, a focal point of our new business model includes the implementation and setup of a web portal to provide web-based storage and management for commercial documents. We believe that our new business strategy will allow for us to take advantage of the growing market for digital documents and commercial transactions over the Internet. However, there can be no assurances that our new business strategy will be successful or result in any profits.

OUR ACQUISITION OF INTERNET BROADCASTING COMPANY, INC. WHICH HAS SUSTAINED ONGOING LOSSES WILL RESULT IN CASH LOSSES TO US.

      We acquired all of the shares of stock of Internet Broadcasting on December 10, 1999 in exchange for 1,000,000 shares of our Common Stock. Internet Broadcasting has not achieved any profit and has continued to experience losses from operations of approximately $100,000 a month, as it is a development stage company. We cannot be sure that the technology used by Internet Broadcasting will be successful in achieving future profits, as Internet Broadcasting may continue to experience losses from its operations. Additionally, as a part of our acquiring the shares of Internet Broadcasting, we agreed to file a registration statement for the 1,000,000 shares of our common stock prior to June 10, 2000.

WE HAVE GIVEN CERTAIN RIGHTS TO THE TAIL WIND FUND LTD. WHICH MAY ADVERSELY AFFECT FUTURE EQUITY FINANCING.

      We believe that we will be required to raise additional capital to meet the cash requirements of the Internet Broadcasting business. Tail
Wind (see "Selling Stockholders") for 33 months through September 17,
2002 has a right of first refusal to any equity financing on the same terms prior to our accepting the financing. Additionally, if we sell shares of our common stock at less than the amount paid by Tail Wind of $2.99 per share and $4.30 for each warrant share, then Tail Wind will receive added shares of common stock or warrants or a cash payment for the difference in what Tail Wind paid for its shares and warrants under our private placement offering.

WE HAVE A PREFERRED STOCK DIVIDEND OBLIGATION WHICH WILL HAVE A NEGATIVE EFFECT ON ANY PROFITS.

      In the past four years, we have completed three private placement offerings for shares convertible into our Common Stock. In two of the three placements, all the preferred shares have been converted into our Common Stock. The remaining placement still has outstanding preferred shares which are convertible into shares of our Common Stock. The placement with outstanding convertible securities was for Units that are made up of shares of our 8% Convertible Redeemable Preferred Stock and three-year warrants which expired December 31, 1999. Currently, we are obligated until October 1, 2001, or the conversion of the 8% Convertible Redeemable Preferred Shares, whichever happens first, to pay dividends in the amount of 11% a year in the form of our Preferred Stock or in cash. We can choose the form of dividend payment. The requirement for us to pay dividends will have negative effect on any profits we earn and will result in a reduction in any future earnings per share.

THERE CAN BE A POTENTIAL NEGATIVE EFFECT TO TRADING PRICE OF OUR COMMON STOCK WITH THE CONVERSION OF PREFERRED SHARES AND EXERCISE OF OPTIONS AND WARRANTS.

      Our continued issuance on dividends of Preferred Stock, which is convertible to our Common Stock, on our 8% Convertible Redeemable Preferred Stock, and outstanding Options and Warrants may have a depressive effect on the price of our Common Stock in the open market. In addition, the existence of such warrants and options and the registration for the underlying shares and/or possible qualification under Rule 144 of the Securities Act of 1933, which would provide an exemption from registration, may adversely affect the terms at which we can obtain additional equity financing. The holders of options and warrants are likely to exercise them at a time when we would otherwise be able to obtain capital on better terms than those provided by the options and warrants.

WE HAVE A NEED FOR ADDITIONAL WORKING CAPITAL.

      We believe that we will require substantial additional funds for working capital and additional future product development. We have established a bank line for working capital and equipment financing totaling $1,500,000 with Silicon Valley Bank. The credit line contains restrictions related to financial ratios and profitability that we must obtain in order to utilize the bank line. We have also provided a general pledge of all our assets to guarantee payment to Silicon Valley Bank. To date, we have utilized $1,000,000 of the credit facility. As we have drawn down on the credit line, should we wish to pay cash dividends, a provision of the credit facility requires us to obtain Silicon Valley Bank's permission.

BOARD OF DIRECTOR OWNERSHIP OF OUR COMMON STOCK.

      On December 31, 1999, our directors and officers and certain principal stockholders and their affiliates beneficially owned (as defined by the SEC) in the aggregate approximately 3,659,555 shares of Common Stock, representing 32% of the outstanding shares of Common Stock. Accordingly, they have the ability to influence significantly our affairs and matters requiring a stockholder vote, including the election of the directors, the amendment of charter documents, the merger or dissolution of us and the sale of all or substantially all of our assets. The voting power of these holders may also discourage or prevent any proposed takeover of us pursuant to a tender offer.

DIVIDENDS ON OUR COMMON STOCK NOT LIKELY.

      We do not anticipate paying dividends on Common Stock. We presently intend to retain future earnings, if any, in order to provide funds for use in the operation and expansion of our business, and accordingly, we do not anticipate paying cash dividends on our Common Stock in the foreseeable future.

TECHNOLOGY CHANGES MAY HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

      Our business is subject to the effect of technological advances and possible product obsolescence. The market for our products and related systems integration and consulting services are characterized by rapidly changing technology, extensive competition, technological complexity and evolving industry standards. We must continue to insure that our computer software and products which service electronic information and document management systems are compatible with products offered by third party vendors, including server platforms for our software and optical disk storage devices. We have no material contractual commitments with third party vendors and there can be no assurances that we will be able to modify our software products to be compatible with new products that are introduced by others. Our ability to provide products and technology at a competitive price will be subject to potential technological alternative solutions that may be provided by competitors. In addition, there can be no assurances that products or technologies developed by others will not render our products or technologies noncompetitive or obsolete.

WE FACE INTENSE COMPETITION.

      Competition among companies that provide document archival, indexing and retrieval solutions is intense. Several companies market products that compete directly with our products. Other companies offer products that potential customers may consider to be acceptable alternatives to our products and services. Several larger competitors with substantially more resources market computer document storage and retrieval systems utilizing optical disk drive technology. Other competitors offer alternative methods for storing and retrieving computer generated documents in competition with our services and products. Newly developed products could be more effective and cost efficient than our current products or those we may develop in the future. Many of our current and potential future competitors have substantially more engineering, sales and marketing capabilities; substantially greater financial, technological and personnel resources; and broader product lines than we do. Additionally, alliances between major suppliers of data stream software may be formed to create new standards that may cause our products to become obsolete.

WE HAVE DEPENDENCE ON PROPRIETARY TECHNOLOGY.

      Our business depends upon proprietary software technology. We have no patent protection for our proprietary software. Although we require our employees and others to whom we disclose proprietary information to sign non-disclosure agreements, such protection may not be sufficient. Our business will be adversely affected if anyone improperly uses or discloses our proprietary software and other proprietary information.

WE MAY HAVE DIFFICULTY WITH THE ATTRACTION AND RETENTION OF KEY PERSONNEL.

      Our future success depends in significant part on the continued service of key technical, sales and senior management personnel. The loss of the services of any of our executive officers or other key employees could have a materially adverse effect on our business, results of operations and financial condition. We currently have employment agreements with certain key executive officers and personnel. Our continued success also depends upon our continued ability to attract and retain highly qualified technical, sales and managerial personnel. While we have a recruiting program to attract qualified personnel, competition for such personnel is intense, and there can be no assurances that we can retain our key technical, sales and managerial employees. Additionally, there can be no assurances that we can attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future.

WE HAVE DEPENDENCE UPON KEY SUPPLIERS.

      Optical disk storage devices which are necessary for the use of our software systems are currently available from a number of third party vendors. We do not intend to manufacture optical disk drive systems or optical disks. An extended interruption of the supply of optical disk drive systems or optical disks or extended performance problems could have an adverse effect on us. We also rely on third party vendors to provide certain industry standard communication protocols. We currently do not have any fixed commitments from suppliers to provide equipment.

OUR BUSINESS HAS A SUBSTANTIAL DEPENDENCE ON OUTSIDE SALES LEADS.

      We depend upon introductions to potential customers provided by companies with which we maintain strategic alliances for a significant percentage of our sales. Although we have written agreements with UNISYS, Xerox Corporation, Storage Technology Corporation, Moore Corporation and OCE; and our principal Value Added Resellers, which generally provide for discounts, commissions or referral fees for sales of our software generated by them or by referral to their customers, such agreements do not require customer introductions or provide for minimum required purchases of our products. If any of the companies with which we maintain strategic alliances at any time decide not to refer potential customers to us, we may suffer reduced sales and increased operating losses. In addition, there can be no assurance that we will be able to maintain our strategic alliances on current terms, or at all.

YEAR 2000 COMPLIANCE RELATED PROBLEMS.

      Many computer systems will experience problems handling dates beyond the year 1999. Potential problems may be embedded and may not be experienced until well beyond January 1, 2000 by computer systems. Therefore, some computer hardware and software may need to be modified in order to remain functional. We have assessed both internal readiness of our computer systems and the compliance of our computer software sold to customers for its ability to process the year 2000 date. We believe that we are materially ready to process year 2000 requirements. The majority of the costs associated with implementing the Year 2000 compliance have already been recognized and have not been material in terms of our financial operating results. We believe there is little risk associated with year 2000 issues relative to our internal operations or computer software sold. There can be no assurance, however, that there will not be a delay in, or increased costs associated with the implementation of such changes. Our inability to implement such changes could have an adverse effect on our future results of operations.

POSSIBILITY OF DELISTING OF OUR COMMON STOCK.

      We face the possibility of delisting from The Nasdaq System. Our Common Stock is presently listed on The Nasdaq SmallCap Market. The Nasdaq SmallCap Market requires us to either maintain net tangible assets (i.e. total assets less liabilities and goodwill) of $2 million, or a market capitalization of $35 million or net income of $500,000 for two of the last three years in order to maintain our listing. We are also required to meet certain corporate governance requirements. Additionally, our stock must maintain an average bid price in excess of $1.00. If the average bid price is less than $1.00 for 30 consecutive trading days, we may be deemed not to satisfy The Nasdaq SmallCap listing requirements. If we are unable to satisfy Nasdaq's requirements for continued listing, our stock may be delisted from The Nasdaq SmallCap Market. In such event, trading, if any, in our Common Stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the "Electronic Bulletin Board." If the Common Stock is delisted by Nasdaq, the liquidity of our Common Stock could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage, and low prices for our Common Stock that might otherwise be attained.

      If our Common Stock were to be delisted from the Nasdaq SmallCap Market, it may become subject to additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. If the broker-dealer is subject to such restrictions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. Consequently, the rule may affect the price of our Common Stock and your ability to sell our Common Stock.

      The SEC's regulations define a "penny stock" to be any equity security that has a market price which is less than $5.00 per share, subject to certain exceptions. The penny stock restrictions will not apply to our Common Stock as long as it is listed on The Nasdaq SmallCap Market.

POTENTIAL ISSUANCE OF ADDITIONAL SHARES OF PREFERRED STOCK COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

      The rights of the holders of our Common Stock may be affected by the potential issuance of Preferred Stock. Our certificate of incorporation gives the board of directors the right to determine the designations, rights, preferences and privileges of the holders of one or more series of Preferred Stock. Accordingly, the board of directors is empowered, without stockholder approval, to issue Preferred Stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of Common Stock. Although we have no present intention to issue any additional shares of Preferred Stock or to create any additional series of Preferred Stock, we may issue such shares in the future. Furthermore, if we issue Preferred Stock in a manner which dilutes the voting rights of the holders of Common Stock, our listing on The Nasdaq SmallCap Market may be impaired.

CHANGE IN CONTROL PROVISIONS.

      Our Bylaws and the Delaware General Corporation Law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of us, even when these attempts may be in the interests of stockholders. The Delaware General Corporation Law also imposes conditions on certain business combinations with "interested stockholders" (as defined by Delaware law). We also have provided in certain agreements with key personnel that in the event of a change of control and a termination of those employment agreements without cause that each key employee will be entitled to stock options. Additionally, we have provided that if a change of control occurs, certain directors will receive immediate vesting of stock options granted under our 1992 Directors Option Plan.

LACK OF PRODUCT LIABILITY INSURANCE.

      We develop, market, install and service electronic information and document management systems. Any failure of our products may result in a claim against us. Due to the high cost of product liability insurance, we do not maintain insurance to protect against claims associated with the use of our products. Any claim against us whether or not successful may result in our expenditure of substantial funds in litigation. Further, any claim may require management's time and the use of our resources and may have a materially adverse impact on us.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale by selling stockholders of the offered shares.

                                 DIVIDEND POLICY

      We have never declared or paid any cash dividends on our Common Stock and we do not expect to pay cash dividends in the foreseeable future. We are restricted in paying cash dividends by the terms of our line of credit with Silicon Valley Bank (see "Risk Factors"). Under certain circumstances, we are required to pay cash dividends on our Preferred Stock. Please see "Dividends" and "Description of Common Stock" below for further discussion concerning dividend payments on our Preferred Stock. We have paid cumulative stock dividends through December 31, 1999 on our 8% Convertible Redeemable Preferred Stock as follows:

                                            Stock Dividend Paid   Shares Issued
                                            -------------------   -------------
8% Convertible Redeemable Preferred Stock        $1,273,000          865,153

COMMON STOCK

      We have never paid any cash dividends on our Common Stock and do not anticipate declaring and paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to fund development and growth in our business.

8% CONVERTIBLE REDEEMABLE PREFERRED STOCK

    Our 8% Convertible Redeemable Preferred Stock (8% Preferred Stock") issued in our Unit Private Placement were originally scheduled to pay dividends of 8% per annum on a quarterly basis and are cumulative. Dividends can be paid in cash or 8% Preferred Stock at our option. The 8% Preferred Stock payable as dividends is to be valued at the lesser of $3.75 (three dollars seventy-five cents) or the average bid price for Common Stock for twenty (20) consecutive trading days prior to the end of the quarter. Because the average bid price of our Common Stock fell below $2.75 (two dollars seventy-five cents) subsequent to August 1, 1998, holders of a majority of outstanding 8% Preferred Stock have the right to elect to have dividends paid in cash for the balance of the life of the 8% Preferred Stock (the "Cash Election"). If we fail to honor the Cash Election, we must pay dividends in shares of 8% Preferred Stock (valued at the lesser of $3.75 or the average bid price for Common Stock for twenty (20) consecutive trading days prior to the end of the quarter) and a majority of holders of 8% Preferred Stock shall have the right to designate one (1) Board Member and we must use our best efforts to cause the election of the designee for so long as twenty-five (25%) percent of the 8% Preferred Stock remains outstanding. Under the terms of our Unit Private Placement, as the average bid price for our Common Stock during the last thirty (30) days of any quarter beginning with the quarter ending December 31, 1998 was less than $3.75, the annual dividends on the Preferred Shares were readjusted to eleven (11%) percent per annum for the balance of the period our 8% Preferred Stock is outstanding. Our 8% Preferred Stock will remain outstanding until October 1, 2001 or until all is converted by holders, whichever occurs first.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

      We are authorized to issue 40,000,000 shares of Common Stock, $.01 par value, of which 11,785,884 shares are outstanding as of December 31, 1999. The following summary description of our capital stock is qualified in its entirety by reference to the Certificate of Incorporation, and the By-Laws, copies of which are incorporated by reference to the Registration Statement of which this Prospectus is a part.

      The holders of our Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefore, subject to any dividends preferences of the Company's Preferred Stock then outstanding. See "Dividend Policy". Holders of Common Stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares eligible to vote in any election of Directors can elect all of the Directors then standing for election. The holders of Common Stock have no pre-emptive or other subscriptive rights, and there are no conversion rights or redemption or sinking fund provisions with respect to Common Stock. All shares of Common Stock currently issued and outstanding, and the Common Stock to be issued upon conversion or exercise of Preferred Stock or warrants will be fully paid and non-assessable. No cash dividends have been paid to holders of the Common Stock since the inception of the Company and no dividends are anticipated to be declared or paid in the foreseeable future. See "Dividend Policy".

PREFERRED STOCK

GENERAL

      We are authorized to issue up to 10,000,000 share of Preferred Stock having a par value of $.01 per share, of which 1,211,668 shares are outstanding as of December 31, 1999.

      The Board of Directors is authorized subject to limitations prescribed by law and the provisions of the Certificate of Incorporation to provide for the issuance of shares of Preferred Stock in series, and by filing a Certificate pursuant to the applicable State law of the State of Delaware, to establish from time to time, the number of shares to be included in each such series and affix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

      The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, the right to determine and designate any and all of the following:

o the number of shares constituting that series and distinctive designation of that series;

o the dividend rate of the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative right or priority, if any, of payment of dividends on shares of that series;

o whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

o whether that series shall have conversion privileges, and if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

o whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, in the amount per share payable in the case of redemption, which amount may vary under different conditions and at different redemption dates;

o whether that series shall have a sinking fund for the redemption or purchase of the shares of that series, and, if so, the term and amount of such sinking fund;

o the rights of the shares of that series in the event of our voluntary or involuntary liquidation, dissolution or winding up of our business and the relative rights of priority, if any, of payment of shares in that series; and

o   any other relative rights, preferences and limitations of that series.

      Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividend shall be paid or declared set apart for payment on the Common Stock with respect to the same dividend.

      If upon any voluntary or involuntary liquidation, dissolution or winding up of insci-statements.com, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

8% CONVERTIBLE REDEEMABLE PREFERRED STOCK

      As of December 31, 1999, we have 1,211,668 shares outstanding of our 8% Convertible Redeemable Preferred Stock ("8% Preferred Stock").

      Each share of 8% Preferred Stock converts into one share of Common Stock at the option of the holder.

      Except as expressly provided by the General Corporation Business Law ("GCL") of the State of Delaware, and our amended Certificate of Incorporation, the 8% Preferred Stock shall have no voting rights or pre-emptive rights.

      If we shall be voluntarily or involuntarily liquidated, dissolved or wound up, at any time when any 8% Preferred Stock shall be outstanding, the Eligible Holders of the then outstanding 8% Preferred Stock shall receive a preference on liquidation at least pari passu with any existing and future issues of preferred stock that has the highest preference regarding distributions. The preference shall be $3.75 per share of 8% Preferred Stock. Eligible Holders of the 8% Preferred Stock shall have a preference in distribution of property available for distribution to the holders of our Common Stock $.01 par value per share (the "Common Stock") equal to a pro-rata amount of said distribution in proportion to the Eligible Holder's ownership of 8% Preferred Stock, together with an amount equal to all unpaid dividends accrued thereon, if any, to the date of payment of such distribution, whether or not declared by the Board, provided however, that our amalgamation with any corporation or corporations, the sale or transfer by us of all or subsequently all of our property, or any reduction of our authorized or issued capital of any class, whether now or hereafter authorized, shall be deemed to be a liquidation by us.

      Subject to the provisions hereof, all amounts to be paid as preferential distributions to the Eligible Holders of 8% Preferred Stock shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any of our property to the holders of Common Stock or to the holders of any preferred stock inferior in preference to the 8% Preferred Stock, whether now or hereafter authorized, in connection with such liquidation, dissolution or winding up.

      At any time after October 1, 1999, any shares of 8% Preferred Stock that have not otherwise converted can be redeemed at our option, upon thirty days prior written notice to all then holders of record of the 8% Preferred Stock, for cash at $3.75 per share of 8% Preferred Stock. On October 1, 2001, any outstanding 8% Preferred Stock shall automatically convert into shares of Common Stock at the lesser of $3.75 per share or the average bid price for the Common Stock for twenty (20) consecutive trading days ending five (5) business days prior to October 1, 2001.

      For so long as an Investor owns 8% Preferred Stock the Investor shall have anti-dilution protection and adjustment right with respect to:

o any subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock;

o any declaration of a dividend or any other distribution upon our Common Stock payable in shares of Common Stock;

o   any capital reorganization or reclassification of our capital stock; or

o   any consolidation or merger of another entity with us.

      There will be no adjustment in the event that we pay a dividend in cash to our holders of Common Stock; provided, however, that we give all holders of the 8% Preferred Stock written notice that we intend to declare a cash dividend at least (30) days prior to the record date for the cash dividend.

      Neither the 8% Preferred Stock, nor the Common Stock issuable upon the conversion of the 8% Preferred Stock, may be offered, sold or resold unless the shares are registered under the 1933 Act or an exemption from the registration requirements of the 1933 Act is available.

                              SELLING STOCKHOLDERS

      The following table sets forth certain information regarding the sale by the selling stockholders of 1,283,612 shares of common stock in this offering.

      None of the selling stockholders has held a position or office or had a material relationship with insci-statements.com or any of our affiliates within the past three years other than a result of the ownership of our common stock and other than as holders of our warrants exercisable through October 22, 2003, April 22, 2004 and December 17, 2004. The address of The Tail Wind Fund Ltd. is Windermere House, 404 East Bay Street, P.O. Box SS-5539, Nassau, Bahamas. The address of Auerbach, Pollak & Richardson, Inc. is 450 Park Avenue, New York, NY 10022.


                               Shares                             Shares
                            Beneficially           Number of   Beneficially
                            Owned Prior             Shares     Owned After
Selling Stockholders        to Offering    %(1)     Offered      Offering     %
--------------------------------------------------------------------------------
The Tail Wind Fund Ltd.(2)   1,083,612    9.36%     1,083,612       0          *
Auerbach, Pollak &
Richardson, Inc.(3)            100,000        *       200,000       0          *

----------------

*   Represents less than 1% of the outstanding shares of common stock.

(1) Applicable percentages of ownership are based on approximately 11,785,884 shares of common stock outstanding on December 31,1999 adjusted as required by the rules promulgated by the SEC. Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the percentage ownership of such person, but is not deemed to be outstanding for purposes of calculating the percentage of any other person.

(2) Represents 802,676 shares of common stock and 280,936 shares of common stock issuable upon exercise of a warrant which expires December 17, 2004. The warrant has an exercise price of $4.30 for each warrant share. The common stock and warrant were issued to Tail Wind in a transaction exempt from the registration requirements of the Securities Act of 1933.

(3) Represents 200,000 shares of common stock issuable upon exercise of warrants issued to Auerbach, Pollak & Richardson. The first warrant which is exercisable for 100,000 warrant shares has an exercise price of $3.00 per share and can presently be exercised and expires October 22, 2003. The second warrant which is exercisable for 100,000 warrant shares has an exercise price of $4.00 per share and can be exercised as of April 22, 2000 and expires April 22, 2004.

      The selling stockholders are offering and selling a total of 1,283,612 shares on insci-statements.com common stock under this prospectus.

o An indeterminate number of additional shares as may from time to time become issuable to the selling stockholders in accordance with the terms of agreements which are annexed as exhibits to the registration statement to which this prospectus is made apart thereof; and

o An indeterminate number of additional shares as may from time to time become issuable to selling stockholders resulting from stock splits, stock dividends or similar transactions with respect to the registerable common stock

      The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the offered shares. The cover page of this prospectus sets forth the name and number of shares of common stock to be offered.

                              PLAN OF DISTRIBUTION

      insci-statements.com, corp. will not receive any of the proceeds of the sale of the offered shares. The offered shares may be offered and sold by the selling stockholders from time to time to purchasers directly. Alternatively, the selling stockholders may from time to time offer and sell the offered shares to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the offered shares for whom they may act as agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the offered shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profits on the sale of offered shares by any selling stockholders and any discounts, commissions, concessions or other compensation received by any of these underwriters, broker/dealers or agents may be deemed to be underwriting discounts or commissions under the Securities Act. To the extent the selling stockholders may be deemed to be underwriters, the selling stockholders may be subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

      The offered shares may be offered and sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the offered shares may be effected in transactions, which may involve crosses or block transactions:

      o on any national securities exchange or quotation service on which the offered shares may be listed or quoted at the time of sale,

      o  in the over-the-counter market,

      o in transactions otherwise than on these exchanges or services or in the over-the-counter market, or

      o pursuant to Rule 144, assuming the availability of an exemption from registration.

      At the time a particular offering of the offered shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of offered shares being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers. This prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the offered shares. In addition, the offered shares covered by this prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this prospectus.

      To the best knowledge of insci-statement.com, corp., there are currently no plans, arrangements or understandings between any selling stockholders and any broker/dealer, agent or underwriter regarding the sale of the offered shares by the selling stockholders. There is no assurance that any selling stockholder will sell any or all of the offered shares or that any selling stockholder will not transfer the offered shares by other means not described in this prospectus.

      To comply with the securities laws of certain jurisdictions, if applicable, the offered shares will be offered or sold in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the offered shares may not be offered or sold unless they have been registered or qualified for sale in these jurisdictions or any exemption from registration or qualification is available and is complied with.

      The selling stockholders and any other person participating in this distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitations, Regulation M of the Exchange Act which may limit the timing of purchases and sales of any of the offered shares by the selling stockholders or any other person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the offered shares to engage in market-making activities with respect to the particular offered shares being distributed for a period of up to five business days prior to the commencement of that distribution. All of the foregoing may affect the marketability of the offered shares and the ability of any person or entity to engage in market-making activities with respect to the offered shares.

      Pursuant to the registration rights agreement entered into in connection with the registration of the shares by insci-statements.com, corp., and the selling stockholder, each will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

      The selling stockholders will not pay any expenses incidental to the registration, offering and sale of the offered and sale of the offered shares to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

    Pursuant to the registration agreement, the selling stockholders will not pay any expenses of the registration of the offered shares, including all registration and filing fees, including, without limitation:

      o with respect to filings required to be made with the National Association of Securities Dealers, Inc. and

      o  of compliance with federal and state securities or blue sky laws.

                                  LEGAL MATTERS

    The validity of the securities being offered hereby is being passed upon by Baratta & Goldstein, 597 Fifth Avenue, New York, New York 10017.


                                     EXPERTS

    The supplemental financial statements of insci-statements.com, corp. as of March 31, 1999 and for each of the two years ended March 31, 1999 which are included in insci-statements.com, corp. 8-K/A filed on January 12, 2000 which is incorporated by reference herein, except as to the supplemental financial statements as they relate to The Internet Broadcasting Company, Inc. as of June 30, 1999 and 1998 and for each of the two years ended June 30, 1999, have been audited by Pannell Kerr Forster, PC, independent accountants, whose reports have been incorporated by reference herein upon the authority of said firms as experts in auditing and accounting.

    The financial statements of insci-statements.com, corp. as of March 31, 1999 and 1998, and for each of the two years ended March 31, 1999 which are included in the insci-statements.com, corp. Annual Report on Form 10-K SB for the year ended March 31, 1999, which is incorporated by reference herein, have been audited by Pannell Kerr Forster PC, independent accountants, whose report thereon has been incorporated by reference herein upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of The Internet Broadcasting Company, Inc. as of June 30, 1999 and 1998 and for each of the two years ended June 30, 1999 which are included in insci-statements.com, corp's 8-K/A filed on January 12, 2000, which is incorporated by reference herein, have been audited by Goldstein Lewin and Co. independent accountants, whose report has been incorporated by reference herein upon the authority of said firm as experts in auditing and accounting.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.          Other Expenses of Issuance and Distribution

      An itemized statement of the estimated amount of the expenses, other than underwriting discounts and commissions, incurred and to be incurred in connection with the distribution of the shares registered pursuant to this registration statement follows. Except for the Securities and Exchange Commission registration fee, all amounts are estimates.

      Securities and Exchange Commission registration fee ...   $ 2,319.33
      Printing and engraving expenses .......................   $ 1,000
      Accounting fees and expenses ..........................   $25,000
      Legal fees and expenses ...............................   $15,000
      Miscellaneous .........................................   $12,500

            Total ...........................................   $55,819.33

Item 15.    Indemnification of Directors and Officers

      Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or
(iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Restated Certificate of Incorporation, as amended, contains provisions permitted by Section 102 (b)(7) of the DGCL.

      Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

      The Registrant's Restated Certificate of Incorporation, as amended, provides indemnification of directors and officers of the Registrant to the fullest extent permitted by the DGCL.

      Pursuant to the registration rights agreement entered into with the Registrant, the selling stockholders have agreed to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act.

      The Registrant maintains liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

Item 16.    Exhibits

(a)   List of Exhibits.

4.01  --    Purchase Agreement dated as of December 17, 1999 between
            insci-statements.com, corp. and The Tail Wind Fund, Ltd.

4.02  --    Registration Rights Agreement dated as of December 17, 1999 between
            insci-statements.com, corp. and The Tail Wind Fund, Ltd.

4.03  --    Warrant Agreement dated as of December 17, 1999 between
            insci-statements.com, corp. and The Tail Wind Fund, Ltd.

4.04 Advisor Warrant Agreement, Warrant Certificate and Registration Rights Agreement between Auerbach, Pollak & Richardson, Inc. and INSCI Corp. now known as insci-statements.com, corp.

5.01 --     Opinion of Baratta & Goldstein.

23.01 --    Consent of Pannell Kerr Forster PC.

23.02 --    Consent of Goldstein, Lewin & Co.

23.03 --    Consent of Baratta & Goldstein (included in Exhibit 5.01)

24.01 -- Powers of Attorney of certain officers and directors of insci-statements.com, corp. (included on the signature pages hereof).

Item 17.    Undertakings

      The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of shares offered (if the total dollar value of shares offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that if the information required to be included in a post-effective amendment by paragraphs (1)(i) and (ii) above is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, paragraphs (1)(i) and (ii) shall not apply.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the shares offered therein, and the offering of such shares at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the shares being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement relating to shares offered therein, and the offering of such shares at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of insci-statements.com, corp. pursuant to the foregoing provisions, or otherwise, insci-statements.com, corp. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by insci-statement.com, corp. of expenses incurred or paid by a director, officer or controlling person of insci-statements.com, corp. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares being registered, insci-statements.com, corp. will, unless in opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, insci-statements.com, corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westborough, Commonwealth of Massachusetts, on this 18 day of January, 2000.

                                        insci-statements.com, corp.
                                 By:    /s/ E. Ted. Prince
                                        -----------------------
                                 Name:      E. Ted. Prince
                                 Title:     Chief Executive Officer and Chairman
                                            of the Board

                                POWER OF ATTORNEY

      The registrant and each person whose signature appears below constitutes and appoints E. Ted Prince, Roger Kuhn and any agent for service named in this Registration Statement and each of them, his, true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and his place and stead, in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

      Signature                     Title                       Date
      ---------                     -----                       ----
/s/ E. Ted. Prince
----------------------        Chief Executive Officer           January 19, 2000
    E. Ted Prince             (Principal Executive
                              Officer); Chairman of the
                              Board.

/s/ Roger Kuhn
----------------------        Vice President and Chief          January 19, 2000
    Roger Kuhn                Financial Officer (Principal
                              Financial Officer and
                              Principal Accounting Officer)

/s/ Thomas Farkas
----------------------        Director                          January 19, 2000
    Thomas Farkas

/s/ Robert Little
----------------------        Director                          January 19, 2000
    Robert Little

/s/ John A. Lopiano
----------------------        Director                          January 19, 2000
    John A. Lopiano

/s/ Francis X. Murphy
----------------------        Director                          January 19, 2000
    Francis X. Murphy

/s/ Leonard Simon
----------------------        Director                          January 19, 2000
    Leonard Simon